Exhibit 4

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that Mr. Anastassis David hereby makes, constitutes and appoints Anastasios I. Leventis and Jeremy Downward as his true and lawful attorneys with power to act without any other and with full power of substitution, to prepare, execute, deliver and file in their name and on his behalf, all filings required under Section 13 of the Securities Exchange Act of 1934, and all exhibits thereto and all documents in support thereof or supplemental thereto, and any and all amendments or supplements to the foregoing, hereby ratifying and confirming all acts and things which said attorneys or attorney might do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, Mr. Anastassis David has caused this power of attorney to be signed on his behalf as of the date indicated below.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Date: February 5, 2007	/s/ Anastassis David
Anastassis David